As filed with the Securities and Exchange Commission on April 29, 2008

Registration No. 333-37385

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BEA Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2315 North First Street San Jose, California 95131 (408) 570-8000	77-0394711
(State or Other Jurisdiction of		(I.R.S. Employer
Incorporation or Organization)	(Address of Principal Executive Offices)	Identification Number)

1995 Flexible Stock Incentive Plan

1997 Stock Incentive Plan

(Full Title of the Plan)

Safra A. Catz

BEA Systems, Inc.

2315 North First Street

San Jose, CA 95131

(408) 570-8000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy To:

John M. Newell, Esq.

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, California 94111

(415) 391-0060

DEREGISTRATION OF COMMON STOCK

On October 7, 1997, the Registrant filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8, Registration No. 333-37385 (the “Registration Statement”), for the sale of 9,600,000 shares of the common stock (the “Common Stock”), par value $.001 per share, of the Registrant under the 1995 Flexible Stock Incentive Plan and 5,100,000 shares of the common stock (the “Common Stock”), par value $.001 per share, of the Registrant under the 1997 Stock Incentive Plan.

On April 29, 2008, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 16, 2008, by and among the Registrant, Oracle Corporation and Bronco Acquisition Corporation, a wholly-owned subsidiary of Oracle Corporation, Bronco Acquisition Corporation merged with and into the Registrant, and the Registrant became a wholly-owned subsidiary of Oracle Corporation. (the “Merger”). As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on the 29th day of April, 2008.

BEA SYSTEMS, INC.

By:	/s/ Safra A. Catz
Name:	Safra A. Catz
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Safra A. Catz	Chief Executive Officer	April 29, 2008
Safra A. Catz	(Principal Executive Officer)

/s/ Eric Ball	Chief Financial Officer and Treasurer	April 29, 2008
Eric Ball	(Principal Financial and Accounting Officer)

/s/ Brady Mickelsen	Director	April 29, 2008
Brady Mickelsen